Denmark Bancshares, Inc.

103 E. Main St.

P.O. Box 130

Denmark, WI 54208-0130

Phone: (920) 863-2161

Fax: (920) 863-6159

News Release

FOR IMMEDIATE RELEASE: October 26, 2012

CONTACT: John P. Olsen, CEO and President of Denmark Bancshares, Inc.

Jill Feiler, Vice President and Secretary of Denmark Bancshares, Inc. and President of Denmark State Bank

Phone: (920) 863-2161

Denmark Bancshares, Inc. Reports Third Quarter Income

Jill Feiler, Vice President of Denmark Bancshares, Inc. ("DBI") and President of Denmark State Bank ("DSB"), announced third quarter net income of $1.0 million, or $8.22 per share, up from $0.8 million or $7.13 per share in the third quarter of 2011. Return on assets and return on equity for the third quarter 2012 were 0.93% and 6.77% respectively, compared to 0.83% and 6.20%, respectively, for the same period one year ago. DBI has recorded net income of $2.6 million on a year-to-date basis for the first nine months of both 2012 and 2011.

DBI recorded $0.2 million from gains on the sales of securities during the third quarter of 2012. The gains were primarily from the sale of $2.4 million of tax-exempt municipal securities with an average maturity of approximately 1.5 years. The securities were strategically selected to reduce the alternative minimum tax burden.

Loans increased $5.8 million during the first nine months of 2012 when compared to year-end 2011 balances. Asset quality continues to improve with DBI's ratio of loans over 30 days past due (including nonaccrual loans) to total loans was 2.8% as of September 30, 2012, compared to 3.5% at September 30, 2011 and 3.6% as of December 31, 2011. Nonaccrual loans have been reduced over the past nine months to $6.2 million at September 30, 2012 compared to $8.7 million as of December 31, 2011 and $8.2 million at September 30, 2011. "We are pleased with the continued progress made reducing our nonaccrual levels by 29% during the first nine months of this year. Improving asset quality remains a focus for Denmark State Bank," stated Feiler.

The positive growth in quarterly earnings can largely be attributed to record mortgage volumes due to rates continuing to be at all time record lows. For the quarter ended September 30, 2012, DBI recorded $0.2 million in gains on the sale of mortgage loans and $0.4 million on a year-to-date basis, which is an increase of $0.2 million compared to the nine months ended September 30, 2011. "For the most recent quarter, $11.2 million of residential mortgage loans were originated which is an increase of $6.9 million from third quarter of 2011. We have retained the servicing on the majority of these loans. DBI's net interest margin was 3.42% on a tax-equivalent basis for both the third quarter of 2012 and 2011 which is a positive result in this continued low interest rate environment," stated Feiler.

About Denmark Bancshares, Inc.

Denmark Bancshares, Inc., headquartered in Denmark, Wisconsin, is a diversified one-bank holding company.  DBI reported total assets of $430 million as of September 30, 2012. Denmark State Bank, DBI's subsidiary bank, is an independent community bank that offers six full service banking offices located in Brown and Manitowoc Counties in the Villages of Denmark, Bellevue, Maribel, Reedsville, Whitelaw and Wrightstown, serving primarily Brown, Kewaunee, Manitowoc and Outagamie Counties.  Denmark State Bank offers a wide variety of financial products and services including loans, deposits, mortgage banking, and investment services.  DBI also extends farm credit through its subsidiary Denmark Agricultural Credit Corporation. For more information about Denmark State Bank, visit www.denmarkstate.com.

SELECTED FINANCIAL DATA
	Sept 30	Dec 31	Sept 30
(In thousands, except per share data)	2012	2011	2011
Financial Condition (1)
Total Loans	$303,600	$297,832	$295,511
Allowance for credit losses	6,406	6,578	6,518
Investment securities	81,342	67,611	65,757
Assets	430,156	425,986	412,560
Deposits	332,898	327,793	315,232
Other borrowed funds	37,768	40,041	39,759
Stockholders' equity	58,059	56,023	55,996
Book value per share	$ 489.67	$ 471.11	$ 470.88
Financial Ratios
Average equity to average assets	13.67%	13.23%	13.37%
Tier 1 capital to average assets	13.79%	13.69%	13.73%
Tier 1 capital to risk-weighted assets	18.66%	18.31%	18.24%
Total capital to risk-weighted assets	19.92%	19.57%	19.50%
Allowance for credit losses
to total loans (1)	2.11%	2.21%	2.21%
Non-performing loans to assets	1.43%	2.03%	1.98%
Non-performing loans to allowance for
credit losses (1)	96%	132%	125%
(1) As of the period ending.

	For the Three Months		For the Nine Months
	Ended Sept 30,		Ended Sept 30,
Operating Results	2012	2011	2012	2011
Interest income	$4,292	$4,406	$12,957	$13,537
Interest expense	784	1,003	2,527	3,158
Net interest income	3,508	3,403	10,430	10,379
Provision for credit losses	225	150	525	450
Noninterest income	830	484	1,931	1,483
Securities write down for OTTI	43	46	120	150
Noninterest expense	2,561	2,468	7,677	7,507
Income tax expense	535	375	1,394	1,126
Net income	974	848	2,645	2,629
Net income per share	$ 8.22	$ 7.13	$ 22.28	$ 22.11
Operating Ratios
Return on average equity	6.77%	6.20%	6.18%	6.49%
Return on average assets	0.93%	0.83%	0.84%	0.86%
Interest rate spread (tax equivalent)	3.42%	3.42%	3.37%	3.48%